Exhibit 10.65

FINDERS FEE AGREEMENT

This is an agreement made by and between National Automation Services, Inc., “NASV”, (“Seller”) and Newport Coast Securities, Inc. ("Finder").

Stock. Seller seeks a purchaser of some of its restricted National Automation Services, Inc. shares (“Securities”) at $0.0018 per share, from a qualified sophisticated investor. Finder represents to Seller that he has access to sophisticated investors and believes that he can introduce parties interested in investing in the Company.

1.           Legal Compliance.  In connection with introduction to investors, Finder shall comply with all applicable laws and shall specifically, but not as a limitation thereof, comply with the requirements set forth in Rule 506 of Regulation D under the Securities Act of 1935, as amended.  Finder represents and warrants that it has all permits, licenses and registrations required to perform the services hereunder.

2.           Nonexclusive Right.  For a period of 5 days after the date hereof, Finder shall have the non-exclusive right to introduce prospective investors to the Company who meet the definition of "accredited investors" under SEC Rule 506, and who may or may not be already known to the Seller ("Qualified Investors").

4.           Acceptance of Investors.  The decision to accept a Qualified Investor as a owner of the restricted shares in the Company is in the sole discretion of the Seller.

5.           Fee.  In the event that a Qualified Investor is accepted by the Seller, and the Qualified Investor closes the purchase of the restricted shares in the Company within 5 days of the date hereof, then the Company shall pay Finder a finder's fee (i) equal to ten percent (10%) plus a (2%) non accountable expense fee on the dollar amount of Securities purchased by the Qualified Investors and (ii) the Seller shall issue restricted National Automation Services, Inc. shares equal to fourteen percent (14%) of the number of shares issued at $.0018 per share and yet to be issued if additional shares are paid to investors . The 10% plus 2% fee and restricted stock shall be paid to Finder and or it’s assignees at closing of the sale of the Securities to the Qualified Investor and (iii) In consideration for Finder entering into this Agreement, without any guarantee from Finder as to the consummation of a transaction between Seller and a Qualified Investor, Seller shall immediately transfer 880,000 restricted shares of the Company’s common stock held by Seller to Finder, or its assignees. Any Warrants issued in this agreement that are exercised with cash, NASV will pay Finder a commission of 8%  of the cash amount for a period of the later of: 60 months from the initial closing of this offering or the expiration of the Warrants. Finder shall notify Qualified Investors that he will receive a finder's fee in the event of the sale of the Securities to Qualified Investors. If the Company or Seller raises funds in the next 5 years from the Investors in this agreement, or any documented accredited individual, entity or institution which is introduced to NASV by the Finder, and does not place it through the Finder or Bret Williams, then the same fee structure shall apply and be paid to the Finder or Bret Williams. . If the Finder’s fee of 10% plus 2% is not paid to the Finder within 5 calendar days of Seller completing a transaction with a Qualified Investor, and/or if the required restricted NASV shares are not received by Finder and or Assignee within 20 days of closing this transaction then Seller shall transfer an additional 500,000 shares of the Company’s common stock held by Seller as a late fee. Seller shall still be required to pay Finder the Finder’s fee of 12%.

6.           Expenses. The Company shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the Securities, including without limitation due diligence expenses and the legal expenses of legal counsel for both the Company and the Finder.

The Company agrees to reimburse Finder for reasonable out-of-pocket expenses, which include postage, copy/printing, travel, conference room, hotel/meals if required, all bank and escrow fees and any other reasonable expense pertaining to the offering. The Company shall also bear all fees required for future opinion letters if required for any stock issued in the Offering. Upon request by the Finder or it’s Assignees for an opinion letter, the Company will provide a legal opinion within 7 business of the request. A fee of $500 per day per Investment Banking person will be paid to the Finder by the Company for required out of town trips for due diligence and road shows. The Company shall pay Finder all documented expenses within five (5) business days of the Company’s receipt of such documented expenses. The documented expenses may be deducted at each Closing. Except for legal expenses, any expense over $2,500 must be approved by the Company. All fees and expenses payable hereunder are payable in cash, unless otherwise noted, and shall be a condition to each closing. The Finder has the right, for a period of 60 days after NASV pays all commissions and fees, to invest all commissions and fees back into NASV shares at the same price and agreement as the current investors.

7.           Indemnification.  The Seller and the Company agrees to indemnify and hold harmless the Finder, and its affiliates, directors, officers, agents, attorneys, and employees, and each other person, if any, controlling the Finder or any of their respective affiliates (collectively the “Indemnified Persons”), from and against any losses, claims, damages, liabilities or expenses (or actions, including shareholder actions, in respect thereof), related to or arising out of such engagement or the Finder’s role in connection therewith, and will reimburse the Indemnified Persons for all reasonable expenses (including out-of-pocket expenses and any Indemnified Persons counsel fees and expenses subject court approval) as they are incurred by the Indemnified Persons in connection with investigating,, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Finder or any Indemnified Person is a party.  The Seller or Company will not, however, be responsible for any Indemnified Persons gross negligence, willful misconduct or bad faith.  The Seller and Company also agrees that none of the Indemnified Persons shall have any liability to the Seller or Company for or in connection with the servicers or matters pertaining to this Agreement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Seller or Company that results from any Indemnified Persons gross negligence, willful misconduct or bad faith.  If the foregoing indemnity is unavailable or insufficient to hold the Indemnified Persons harmless, then the Seller and Company shall contribute to the amount paid or payable by the Indemnified Persons, in respect of the Indemnified Persons, for losses, claims, damages, liabilities, or expenses in such proportion as appropriately reflects the relative benefits received by, and fault of, the Seller or the Company, on the one hand and the Indemnified Persons, on the other, in connection with the matters as to which such losses, claims, damages, liabilities or expenses relate and other equitable considerations.  The foregoing Agreement shall be in addition to any rights that Indemnified Person or the Seller and Company may have at common law or otherwise.  If any action, proceeding, or investigation is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall have the right to retain counsel of its own choice to represent it, the Seller or Company shall pay the reasonable fees and expenses of such counsel, and such counsel shall to the extent consistent with its professional responsibilities cooperate with the company and any counsel designated by the Seller or Company; provided that the Seller or Company shall not be responsible for the fees and expenses of more than one counsel.

8.
Miscellaneous.  This letter shall be governed by the substantive laws of the State of California without regard to conflict of law principles.  This letter constitutes the entire understanding and agreement between the parties hereto and their affiliates with respect to it’s subject matter and supersedes all prior or contemporaneous agreements, representations, warranties and understandings of such parties (whether oral or written).  No promise, inducement, representation or agreement, other than as expressly set forth herein, has been made to or by the parties hereto.  This letter may be amended only by written agreement, signed by the parties to be bound by the amendment. Evidence shall be inadmissible to show agreement by and between such parties to any term or condition contrary to or in addition to the terms and conditions contained in this letter.  This letter shall be construed according to its fair meaning and not strictly for or against either party.

Date: 11-28-11

	Seller: Robert Chance		Finder: Newport Coast Securities, Inc.

Signature:	/s/Robert Chance	Signature:	/s/ Kathy McPherson
By:	Robert Chance	By:	Kathy McPherson
	CEO, National Automation Services, Inc.		CEO
	P.O. Box 531744		18872 Mac Arthur Blvd, 1st Fl
	Henderson, NV 89074		Irvine, CA 92612